CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Lehman Brothers Institutional Liquidity Funds and to the use of our reports each dated May 11, 2007 on the financial statements and financial highlights of Prime Portfolio and Treasury Portfolio, each a series of Lehman Brothers Institutional Liquidity Funds and Prime Master Series and Treasury Master Series, each a series of Institutional Liquidity Trust. Such financial statements and financial highlights appear in the March 31, 2007 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.




                                                /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 26, 2007